Exhibit 10.3

MASTER PROGRAM

AGREEMENT

dated ____________, 2024

by and between

MILLROSE PROPERTIES, INC.,

A Maryland corporation

(“Owner”)

and

U.S. HOME, LLC,

a Delaware limited liability company

(“Lennar”)

MASTER PROGRAM

AGREEMENT

This Master Program Agreement (this “Agreement”) is dated as of _______________, 2024 (the “Effective Date”), by and between MILLROSE PROPERTIES, INC., a Maryland corporation (“Owner”), and U.S. HOME, LLC, a Delaware limited liability company (“Lennar”), each a “Party” and collectively the “Parties,” with reference to the following matters all of which are subject to the terms and conditions further set forth in this Agreement:

Recitals

A. Lennar and its divisions, and subsidiaries (each, including, without limitation, any wholly-owned direct or indirect subsidiary of Lennar Corporation, , a “Lennar Party” and collectively, the “Lennar Parties”) are in the business of, among other activities, acquiring land through purchase and sale agreements with landowners (each a “Lennar PSA”) and developing residences thereon. Owner and its affiliates including Millrose Properties Holdings, LLC, a Delaware limited liability company (“MPHL”), and its and their respective subsidiaries and affiliates (each, including Owner, an “Owner Party” and collectively, the “Owner Parties”) are in the business of acquiring residential properties.

B. The Lennar Parties have developed the Homesite Option Purchase Platform (the “HOPP’R”) and are granting its use to the Owner Parties in connection with the Spin-Off (as defined below). The Owner Parties will acquire residential land and related rights, contract with a Lennar Party to complete various on-site and off-site related improvements, and grant such Lennar Party an option to acquire homesites on such land (each, a “Homesite”) in accordance with a pre-determined acquisition schedule (the aforementioned transaction and related activities are hereinafter referred to as the “Program”) and use the HOPP’R to operate and manage such activities.

C. Pursuant to the Program, , Owner shall cause the Owner Parties to acquire and residential properties (each, a “Property” and collectively, the “Properties”) consisting of: (i) properties owned by a Lennar Party as of the Effective Date or acquired by a Lennar Party subsequent to the Effective Date (each, a “Balance Sheet Property” and collectively, the “Balance Sheet Properties”), and (ii) properties that a Lennar Party has as of the Effective Date (or after the Effective Date obtains) the contractual right to acquire (each, a “Pipeline Property” and collectively, “Pipeline Properties”). “Admitted Properties” (or individually an “Admitted Property”) shall mean and refer to Balance Sheet Properties and Pipeline Properties acquired by Owner Parties for the benefit of the Lennar Parties and thus admitted to the Program in accordance with this Agreement.

D. Lennar previously conveyed to certain Lennar subsidiaries (each, a “Property Subsidiary”) and collectively, the “Property Subsidiaries”) those Properties generally described on Exhibit A attached hereto (each, an “Initial Property” and collectively, the “Initial Properties”). Prior to or substantially concurrently with the execution of this Agreement, certain Lennar Parties and certain Owner Parties are executing that certain Pre-Spin Assignment, Assumption and Contribution Agreement pursuant to which Owner will acquire from Lennar ownership of the Property Subsidiaries (the “Contribution Agreement”). In connection with the Contribution Agreement, the Owner Parties have entered into certain loan documents including that certain note, dated [•], 2024, by and between MPHL, certain subsidiaries of MPHL, and Owner (the “Note”), those certain mortgages made and executed as of [•], 2024 by certain subsidiaries of MPHL for the benefit of Owner (together, the “Mortgages”), and that certain pledge and security agreement made as of [•] by MPHL in favor of Owner (the “Pledge” and together with the Note and the Mortgages, the “Loan Documents”), pursuant to which the Initial Properties are mortgaged as collateral for the Note. For purposes of this Agreement, MPHL and the Property Subsidiaries are Owner Parties (and not Lennar Parties). For the avoidance of doubt, each Property Subsidiary is a subsidiary of MPHL and all Initial Properties and future Properties admitted into the Program will be acquired by either a Property Subsidiary or another subsidiary of MPHL created for the sole purpose of holding Property under the Program and performing the obligations of the Property Subsidiaries under the Program Documents (hereinafter defined).

E. In connection with the execution of the Contribution Agreement, Owner, certain Owner Parties and certain Lennar Parties will execute: (i) a Master Option Agreement in the form attached hereto as Exhibit B (the “Option Agreement”); (ii) a Master Construction Agreement in the form attached hereto as Exhibit C (the “Construction Agreement”), and (iii) an Addendum to Master Option Agreement and Master Construction Agreement in the form attached as Exhibit C to the Option Agreement (each, an “ Addendum” and collectively the “Addenda”) for each Initial Property.

F. The admission of additional Properties into the Program shall be evidenced by the execution of an Addendum for each such Property and either: (i) if the Property is a Pipeline Property, a nomination agreement in the form attached as Exhibit A to the Option Agreement (each such nomination agreement, a “Nomination Agreement”) pursuant to which the applicable Lennar Party shall assign to an Owner Party the right to acquire the Property from a third-party seller (each such seller, an “Underlying Seller”) at the close of escrow under the applicable Lennar PSA; and (iv) if the Property is a Balance Sheet Property, a purchase agreement in the form attached as Exhibit B to the Option Agreement (each such purchase agreement, a “Purchase Agreement”) wherein the Lennar Party that owns the Balance Sheet Property shall be the seller and the applicable Owner Party shall be the buyer. In addition, the parties will execute a multiparty cross agreement in the form attached hereto as Exhibit D (each such agreement, a “Multiparty Cross Agreement”) with respect to the separate “Pools”, as more fully described below.

G. The Parties acknowledge and agree that an Addendum, and, as applicable, a Nomination Agreement or Purchase Agreement (with the Option Agreement and Construction Agreement, collectively, the “Program Documents”) will be prepared for each Property that is to become an Admitted Property (other than the Initial Properties). The Parties acknowledge and agree that each Admitted Property will be added as collateral under the Loan Documents and the Parties will execute any relevant documentation required, including a Mortgage or the Pledge, as determined by Owner. In addition, all Properties shall be subject to a Multiparty Cross Agreement. Lennar agrees that except for the Initial Properties, an Owner Party will not have to acquire a Property if such Property does not meet the Program Criteria (as defined below). Owner agrees that: (i) at all times, Lennar in its sole discretion shall have the right to terminate a Lennar PSA or disapprove any matter or condition set forth therein; and (ii) the Lennar Party will not direct an Owner Party to acquire a Pipeline Property unless and until Lennar has finally approved acquisition of such Pipeline Property and/or waived all conditions precedent related thereto in the applicable Lennar PSA, all as determined in Lennar’s sole discretion.

H. Each Addendum will generally grant the applicable Lennar Party the option to acquire Homesites in multiple closings pursuant to the terms of the Option Agreement (each, a “Takedown”) in accordance with a pre-determined acquisition schedule, and, upon the conveyance of the relevant Admitted Property to the relevant Owner Party, such Lennar Party shall pay to the relevant Owner Party an “Option Payment” and, if and when applicable, the “Additional Deposit” (as such terms are defined on Schedule 1 attached hereto).

I. Each Addendum will generally provide that in accordance with the Construction Agreement: (i) the applicable Lennar Party shall be obligated to complete (or cause the completion of) the “Work” (as defined in the Construction Agreement); and (ii) the applicable Owner Party shall pay the Lennar Party for its actual out-of-pocket development costs in an amount not to exceed the amounts set forth in the applicable Addendum, all in accordance with the draw process (including information and approvals required to support the draw) set forth in the Construction Agreement.

J. Owner and Lennar now wish to execute this Agreement to set forth the Parties’ intent and agreement with respect to the Program and certain terms and conditions thereof.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Owner and Lennar agree as follows, which agreement includes and incorporates the recitals set forth above:

1. Recitals. The recitals set forth above are true and correct and are hereby incorporated in their entirety into this Agreement.

2. The Program.

(a) Capital Priority Right.

(i) Lennar shall have the right (the “Capital Priority Right”) to utilize the Reserved Priority Amount (defined below) determined as of any given Reservation Date (defined below) for admitting Properties into the Program, up to a total priority amount calculated as (a) the initial capital amount of $[8,000,000,000] (the “Initial Capital Amount”) plus (b) 50% of any additional capital (whether debt, excluding Revolving Debt (defined below), or equity) raised by Owner following the date hereof, excluding any capital specifically raised in connection with a specific transaction with a non-Lennar Party plus (c) an annual growth rate of 5% of the sum of the foregoing (a) and (b), compounded annually (the “Priority Amount”). Lennar may elect to utilize all or a portion of the Priority Amount by exercising its Capital Priority Right every Reservation Date (as defined below) and the period between successive Reservation Dates shall be referred to as the “Reservation Period”. “Revolving Debt” shall be any revolving credit facility to be used for working capital not to exceed $2,000,000,000, unless approved by Lennar. For purposes of this Agreement, the first “Reservation Date” shall be the date hereof. As of the date hereof, the Priority Amount is [$___] of which Lennar has elected to utilize [$___], as reflected in a plan submitted to Owner prior to the date hereof. The second Reservation Date shall be the first day of Lennar’s fiscal quarter that commences at least six (6) calendar months after the first Reservation Date. Thereafter, Reservation Dates shall occur on the first day of every second Lennar fiscal calendar quarter. By way of example, if the first Reservation Date occurs on November 15, 2024, then the next Reservation Date would be June 1, 2025, the following Reservation Date would be December 1, 2025, and Reservation Dates thereafter would occur on June 1 and December 1 of each subsequent year.

(ii) At least 30 days prior to each Reservation Date (other than the date hereof), Owner shall furnish to Lennar all accounting of the Owner Available Capital, the Priority Amount and any outstanding Lost Priority Capital and/or Reserved Deal Capital amounts, along with reasonable information and detail so as to allow Lennar to confirm such accounting. At least five business days prior to each Reservation Date (other than the date hereof), Lennar shall advise Owner in writing of how much of the Priority Amount Lennar intends to utilize (such amount, the “Reserved Priority Amount”) and how it intends to utilize the Reserved Priority Amount. Owner shall at all times maintain the Reserved Priority Amount as cash held in a reserve, treasuries or money market accounts, or as available credit pursuant to a loan facility. In no event shall Lennar’s Reserved Priority Amount be financed with any capital that Owner is required to distribute to stockholders in connection with maintaining its REIT status for U.S. federal income tax purposes.

(iii) Any Lost Priority Capital (defined below) shall be deducted from the Priority Amount for the upcoming Reservation Period; provided that such Lost Priority Amount shall be added back to the Priority Amount on the following Reservation Date (i.e., 6 months from when such amount was deducted) if Owner does not have a binding commitment to utilize such capital by such date. By the 10th day of every month, Owner shall send a report to Lennar with Owner’s accounting of the current Priority Amount, remaining outstanding Reserved Priority Amount and Lost Priority Capital, along with such other related information reasonably requested by Lennar.

(iv) In the event that Lennar is not able to utilize any portion of its Reserved Priority Amount for Properties designated for the Program during any applicable Reservation Period due to Owner’s rejection of any of Lennar’s proposed transactions, then such portion of the Priority Amount shall become “Reserved Deal Capital” and Lennar will have an additional 90 days following the date that Owner notifies Lennar of the rejection of the proposed transaction to utilize such Reserved Deal Capital. Reserved Deal Capital will remain separate from any Reserved Priority Amount, and shall not expire upon the next Reservation Date (i.e., if there is any leftover Reserved Deal Capital for which the applicable 90 day period has not expired at the time of any Reservation Date, then Lennar shall retain the right to utilize such Reserved Deal Capital, and such Reserved Deal Capital shall not constitute Lost Priority Capital for the purposes of calculating the applicable Priority Amount with respect to the applicable Reservation Date). Any amounts designated as outstanding Reserved Deal Capital on any Reservation Date shall be treated as additional available capital reserved for Lennar and shall not be included in the calculation for purposes of determining the Priority Amount for that Reservation Date. If Lennar does not use (or reserve for use for future horizontal development on land that is owned by Owner or that Owner intends to acquire) any Reserved Deal Capital by the applicable ninety-day expiration date, such capital will become Lost Priority Capital. If (i) on any Reservation Date, Owner does not hold sufficient capital available to finance Lennar’s projects up to the Reserved Priority Amount or (ii) at any time, Owner does not allocate Reserved Deal Capital as required hereunder, Owner shall indemnify Lennar for any damages incurred as a result of such capital not being made available to Lennar, including the cost of alternative financing.

(v) As used herein, “Lost Priority Capital” shall mean the portion of the Reserved Priority Amount that has not been used or committed (not including funds reserved for future horizontal development on land that is owned by Owner or that Owner intends to acquire) during the applicable Reservation Period.

(b) Pooling. Pursuant to the Multiparty Cross Agreements, Admitted Properties will be grouped into pools (each a “Pool” and collectively, the “Pools”). Each Pool shall in all cases be structured to ensure that the Admitted Properties in such Pool and related Program Documents are not consolidated onto any Lennar Party’s balance sheet. As to any Pool, Lennar’s Total Payment Obligation (as defined below) for Initial Properties shall not at any time exceed Fifty Million Dollars ($50,000,000) (the “Initial Pool Payment Obligation Limit”). For all future Admitted Properties, as to any Pool, Lennar’s Total Payment Obligation (as defined below) shall not at any time exceed Twenty-five Million Dollars ($25,000,000) (the “Future Pool Payment Obligation Limit”, together with the Initial Pool Payment Obligation Limit, the “Pool Payment Obligation Limit”). In the event any Pool now or hereinafter exceeds the Pool Payment Obligation Limit, then Lennar and Owner shall modify such Pool and the applicable Multiparty Cross Agreement as necessary to ensure the Pool does not exceed the Pool Payment Obligation Limit. For purposes of the foregoing, “Total Payment Obligation” refers to the aggregate sum of all Option Payments and Additional Deposit payments Lennar has made, or is obligated to make, in connection with all Admitted Properties in a Pool. For purposes of calculating the Total Payment Obligation, Lennar shall be deemed to have made all Additional Deposits. Subject to the Pool Payment Obligation Limit, the Pools will be established with primary consideration given to diversity within Pools across geographies, communities and home types. Lennar shall propose the structure of each Pool (and modifications to existing Pools to ensure the Pool Payment Obligation Limit is not exceeded and/or in connection with the admission of new Properties to an existing Pool) and Owner shall be entitled to approve the Pool structure, which approval shall not be unreasonably withheld, conditioned, or delayed. In the event of any disapproval, Owner shall specify the basis for such disapproval and what modifications are necessary to obtain Owner’s approval. Upon the mutual approval of a Pool (or any modification to an existing Pool), the applicable Lennar Parties and Owner Parties shall execute a Multiparty Cross Agreement with respect to such Pool or, if applicable, an amendment to a previously executed Multiparty Cross Agreement.

(i) The Pools for the Initial Properties are set forth on Exhibit A attached hereto (each, an “Initial Property Pool”). Upon execution of this Agreement, the terms and conditions of the Multiparty Cross Agreement shall apply to each Initial Property Pool as if a separate Multiparty Cross Agreement had been executed with respect to each such Initial Property Pool.

(c) Term. Properties shall be admitted into the Program commencing on the Effective Date of this Agreement until such time (if any) as Lennar and Owner mutually agree in writing that Properties will no longer be admitted to the Program (the “Acquisition Period”).

(d) Termination. After the Acquisition Period, (i) no additional Properties shall be admitted into the Program; and (ii) the Owner Parties’ and the Lennar Parties’ rights and obligations with regard to Admitted Properties shall continue to be governed according to the terms of this Agreement and the applicable Program Documents.

(e) Bulk Purchase. Without limiting the Lennar Parties’ bulk purchase rights set forth in the Program Documents, the Lennar Parties shall have the right to bulk purchase Properties in accordance with the provisions of Exhibit “E” attached hereto.

(f) Fee Builder Arrangement. In the event a Lennar Party’s Option to acquire Homesites expires or is terminated prior to such Lennar Party acquiring all of the Homesites on an Admitted Property, then within twenty (20) days of such expiration or termination, Owner shall have the right to request (a “Fee Building Request”) that a Lennar Party enter into an agreement to build out homes on the unpurchased Homesites for a fee, all pursuant to a Builder Agreement in a form substantially similar to the form attached hereto as Exhibit F (the “Fee Builder Agreement”), as appropriately modified to reflect state-specific and/or deal-specific terms. Provided that Lennar is then building and selling residences in the applicable geographic market where such unpurchased Homesites are located, Lennar shall cooperate with Owner and, upon Owner’s request, Lennar shall make a Lennar Party available to be engaged by an Owner Party as a fee builder of homes on the unpurchased Homesites, all on mutually acceptable terms and conditions set forth in the Fee Builder Agreement. If Owner has delivered a Fee Building Request with respect to an Admitted Property, then for purposes of the Multiparty Cross Agreement applicable to such Property: (i) the termination of the Option for such Admitted Property shall not be a “Cross Termination Event” thereunder; and (ii) the Owner Parties shall not be entitled to exercise a “Cross Termination Right” with respect to the applicable Pool due to the termination of the Option for such Admitted Property. Notwithstanding the foregoing or anything to the contrary herein, if any Owner Party has exercised the “Cross Termination Right” (as set forth in the applicable Multiparty Cross Agreement) with respect to any Pool, then the Lennar Parties shall: (i) not be obligated to enter into a Fee Builder Agreement with respect to any Property in such Pool; and (ii) may terminate any Builder Agreement previously executed with respect to such Pool.

3. Admission of Initial Properties. The Initial Properties are admitted to the Program and are not subject to additional review or approval by the Parties. In connection therewith, the applicable Lennar Parties and applicable Owner Parties shall execute an Addendum with respect to each Initial Property. As more fully set forth therein, the Addenda supplement the terms and conditions of the Option Agreement and Construction Agreement and otherwise set forth the terms and conditions applicable to the Initial Properties.

4. Admission of Future Admitted Properties. In connection with the proposed admission of future Properties, the Parties shall comply with the processes and procedures set forth in this Section 4. Notwithstanding the foregoing, at all times prior to Owner Party’s acquisition thereof, the Lennar Parties shall retain the sole and absolute right to disapprove due diligence or any other contingency with respect to a Pipeline Property and/or to amend or terminate a Lennar PSA.

(a) Requirements for Admission. In order for any Proposed Projects (as defined below) to be acquired by Owner and deemed an Admitted Property, all of the following requirements must be satisfied:

(i)	Subject to Section 4(e) below, all Proposed Projects must meet the requirements of Exhibit G attached hereto (the “Program Criteria”);

(ii)	The Owner Parties must, at the time of the acquisition of the Property, have sufficient Owner Available Capital (as defined below) to pay the Owner Acquisition Price; and

(iii)	Lennar must provide to Owner a Proposed Project Report in satisfaction of all requirements set forth in Section 4(d) below.

(iv)

Manager shall conduct a thorough independent diligence assessment for each proposed transaction utilizing its current underwriting procedures, internal proprietary datasets and third-party market data to ensure that each Proposed Project adheres to the Program Criteria and assess the credibility of the home builder’s financial projections (the “KL Diligence”). If, after the KL Diligence assessment, the Manager determines that the Proposed Project fails to meet the Program Criteria, the Proposed Project may still be admitted to the Program if either:

(A)	Manager and Owner agree on modified terms to the Program Documents with respect to such Proposed Project; or

(B)

Manager elects to admit the Proposed Project after a committee comprised of two Owner Party senior managers independent from the land deal team and two members from the Manager team (together, the “Risk Committee”) meet to determine whether the Proposed Project should be admitted to the Program, with the Manager making a final determination on the admittance of the Proposed Project to the Program.

Provided the Proposed Project meets all of the requirements set forth in Section 4 herein, Owner and Lennar shall within fifteen (15) business days after the date on which such requirements have been satisfied, prepare and execute Program Documents with respect thereto, Owner shall cause an Owner Party to acquire the Proposed Project, and, upon acquisition thereof, such Proposed Project shall be an Admitted Property.

(b) Satisfaction of All Program Criteria. Any Proposed Projects must meet all the requirements of the Program Criteria, subject to the exceptions set forth under Section 4(e) below. Lennar shall use its experience, expertise and resources (including human capital) to identify, evaluate, and determine whether any Properties identified for consideration as Proposed Projects fulfill all of the requirements set forth in the Program Criteria (the “Property Selection Services”). The Project Selection Services together with the services to be performed by the Lennar Parties pursuant to the Construction Agreement are collectively, the “Lennar Services.” The actions undertaken by Lennar pursuant to this Section 4(b) shall be substantially similar to the actions Lennar would undertake if it were preparing to purchase the Property itself or to the actions performed with respect to the assets transferred to Owner or its subsidiaries by the Lennar Parties (the “Transferred Assets”), in connection with the taxable spin-off of Owner (the “Spin-Off”). Lennar shall, using its own personnel and its own expense, perform the Property Selection Services, which shall include, without limitation, (i) with respect to any Proposed Project, an analysis of a variety of macroeconomic factors, such as employment levels, interest rates, changes in stock market valuations, consumer confidence, housing demand, availability and cost of financing for homebuyers, availability and prices of new homes compared to those of previously occupied homes, and demographic trends and (ii) with respect to each of the homebuilding markets in which any Proposed Project is located, an analysis of the local market conditions and demographics, the specific supply and demand relationships reflective of local economic conditions, the projected absorption pace for home sales, sales prices and costs to build and deliver homes on a community by community basis. Lennar agrees to make its employees available to consult and discuss the analysis and determinations with Owner.

(c) Sufficient Capital to Acquire. Notwithstanding anything contained herein to the contrary, Owner shall only be obligated to acquire any Proposed Projects to the extent Owner Parties have, at the time of the acquisition of the Proposed Project, in the reasonable judgment of Kennedy Lewis Land and Residential Advisors LLC (the “Manager”), sufficient capital and debt (excluding Revolving Debt) available to pay the Owner Acquisition Price, after deducting the Owner Parties’ projected operating costs and administrative costs (including fees payable pursuant to any management agreement with Manager) and Owner Parties’ commitments to pay development costs and other costs with respect to Transferred Assets and Admitted Properties (including the Proposed Project), in each case during the 90-day period following the acquisition of the Proposed Project pursuant to the Program Documents (such capital and debt, determined as of the date of the acquisition of Proposed Project, or as determined on any other date that may be specified in this Agreement, the “Owner Available Capital”). If Owner, in the reasonable judgment of Manager, does not have sufficient Owner Available Capital to pay the Owner Acquisition Price at the proposed date for the Proposed Property to be acquired, but will have sufficient Owner Available Capital within 90 days following such date, Owner and Lennar may agree to postpone the acquisition of the Proposed Project to such later date when Owner has sufficient Owner Available Capital to pay the Owner Acquisition Price for such Proposed Project.

(d) Proposed Project Reports. On and after the Effective Date, the Lennar Parties may from time to time present Owner with a proposed project report in the form described below with respect to any Properties (each such property, a “Proposed Project” and collectively the “Proposed Projects” and each such report, a “Proposed Project Report” and collectively the “Proposed Project Reports”). The Proposed Project Report shall include: (i) the purchase price of the Property to be paid by the applicable Owner Party (the “Owner Acquisition Price”), (ii) sums to be paid by the applicable Owner Party pursuant to the Budget attached to the applicable Construction Agreement (the “Contract Sum”), (iii) the Option Payment to be paid to such Owner Party by the applicable Lennar Party, and (iv) the sums to be paid to the applicable Owner Party as the Takedown Price (as defined in the Option Agreement) for the Lennar Party to acquire each Homesite under the Option Agreement; provided, however, that the Owner Acquisition Price to be paid by the applicable Owner Party for each Balance Sheet Property shall be equal to Lennar’s (or its subsidiary’s) book value (as confirmed in writing with email being sufficient) such that the Owner Parties’ acquisition of a Balance Sheet Property will not create an accounting loss or gain for any Lennar Party or Lennar Corporation, a Delaware corporation (“Parent”). The Takedown Price (as defined in the Option Agreement)for Homesites shall be the allocated portion of the Owner Acquisition Price and Contract Sum. for the applicable Property as set forth in the Proposed Project Report.

(e) Acquisition of Properties. During the Acquisition Period, Owner shall upon Lennar’s request cause an Owner Party to acquire all Proposed Projects meeting the Program Criteria (“Target Properties”). Properties not qualifying as a Target Property may be admitted into the Program upon the mutual approval of Lennar and Owner. The Parties acknowledge that there may be certain Properties where all of the Program Criteria have not been satisfied in all material respects or where there are other material unusual development risks (“Material Unresolved Issues”), such as, by way of example, significant discretionary permits/approvals that are not in place at the time of Owner’s review of the Property. In any such event, Lennar and Owner shall have the right (but not the obligation) to admit such Properties to the Program and Owner may condition such admission on the inclusion of provision requiring Lennar to repurchase the Property if the Material Unresolved Issues are not resolved on a timely basis, all as reasonably determined by the Owner.

(f) Confidentiality. Owner acknowledges and agrees that all documents, information, and materials provided to Owner concerning the Properties and/or the Lennar Parties’ operations and approval processes (including, without limitation, Proposed Project Reports, purchase and sale agreements, project proformas, financial projections, market studies, cost analysis, and other internal and third-party reports) (collectively, the “Confidential Documents and Information”) are proprietary and confidential. Owner agrees to treat all Confidential Documents and Information received from the Lennar Parties pursuant to this Agreement and/or any Program Document in a confidential manner at all times, and Owner shall use diligence not to disclose any such Confidential Documents and Information to any third parties, other than Owner’s directors, officers, partners, external managers and submanagers, affiliates, employees, accountants, attorneys, lenders, prospective lenders, investors, prospective investors and their investment advisors, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”), but only if such disclosure is reasonably required to allow Owner to evaluate and admit Properties for inclusion in the Program (such disclosure to be made subject to informing the recipient and having the recipient acknowledge in writing that it is subject to this confidentiality requirement). Notwithstanding the foregoing, Owner may disclose Confidential Documents and Information to the extent required by any applicable statute, law, regulation or governmental authority, judicial order, legal process or stock exchange listing requirements or in connection with any litigation that may arise in connection with the transactions contemplated by this Agreement, the Program Documents, and/or the Properties. Nothing shall be deemed to be a breach of the foregoing with respect to any information already in the possession of, or already known to Owner or any of its Representatives, information in the public domain at the time of disclosure, or which, after such disclosure, enters into the public domain through no fault of Owner, or information lawfully furnished or disclosed to the recipient party by a non-party to this Agreement without any known obligation of confidentiality. The provisions of this Section shall survive the expiration of the Acquisition Period and/or the termination of this Agreement.

5. Option Payment, Additional Deposit, and Rate.

(a) Applicable Terms. In each Option Agreement, the terms “Option Payment”, “Additional Deposit”, “Applicable Rate”, “Pause Rate”, and “Person” shall have the m eaning given in Schedule 1 attached hereto; provided that if an Owner Party enters into an arrangement with any Person in connection with the HOPP’R or any other similar land acquisition or homesite development arrangement that allows for option payments (or payments substantially similar to “Monthly Option Payments”) at an applicable rate (or the substantially similar equivalent of the “Applicable Rate”) that is lower than the Applicable Rate (an “Applicable Rate Reduction Event”), Owner agrees to promptly notify Lennar in writing of the occurrence of such Applicable Rate Reduction Event (such notice, the “Applicable Rate Reduction Notice”) and, if requested by Lennar, to execute an amendment to this Agreement and/or the applicable Program Documents reducing the Applicable Rate to the lower applicable rate arranged with such other person; provided that at no time may the reduced Applicable Rate in effect under this Agreement be increased whether to the original Applicable Rate or to any other Applicable Rate. Whether or not the Program Documents have been amended, such lower Applicable Rate shall be effective commencing with and including the first Monthly Option Payment that is due following the effectiveness of any such arrangement. If the Applicable Rate Reduction Notice is not provided to Lennar in a timely manner, Owner shall promptly reimburse Lennar for any overpayments that Lennar has made as a result of the non-application of the lower Applicable Rate.

6. Indemnity Procedures. With respect to each provision of the Program Documents that requires a party to indemnify, defend and/or hold harmless another party or person, the following provisions shall apply:

(a) Notice of Claim. The party seeking indemnification (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) notice of any claim, demand, suit, order, judgment, lien, liability, loss, damage, injury to person, property or natural resources, penalty, fine, cost or expense (a “Claim”) that is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which might give rise to liability on the part of the Indemnifying Party pursuant to any Program Document, which notice (the “Notice of Claim”) shall state (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof; provided that the failure to give such Notice of Claim shall not affect the rights of the Indemnified Party hereunder except to the extent (a) that the Indemnifying Party shall have suffered actual material damage by reason of such failure, or (b) such failure materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Claim.

(b) Assumption of the Defense. If the Indemnifying Party, within ten (10) business days after receiving the Notice of Claim (or such shorter period of time as is reasonable if there is a deadline for responding to the Claim), expressly acknowledges and assumes responsibility to defend the same (including under reservation of rights), then the Indemnifying Party shall have the right to undertake, by counsel of its own choosing (which counsel shall have no conflicts with the Indemnified Party), the defense of such Claim at the Indemnifying Party’s risk and expense.

(c) Defense of Claim. If the Indemnifying Party fails within ten (10) business days after receiving the Notice of Claim (or such shorter period of time as is reasonable if there is a deadline for responding to the Claim) to expressly acknowledge and assume responsibility for defending such Claim as described above, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. If the Indemnified Party undertakes the defense of a Claim, the Indemnifying Party shall pay to the Indemnified Party, on a current basis, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(d) Settlement/Compromise/Cooperation. Anything herein to the contrary notwithstanding, (a) neither Party shall, without the other Party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim in form and substance reasonably satisfactory to the Indemnified Party; (b) if a party hereto undertakes defense of such Claim in accordance with this Agreement (the “Defending Party”), the other party shall cooperate with the Defending Party and its counsel and representatives in connection therewith; and (c) the Defending Party shall have an obligation to keep the other parties reasonably informed of the status of the defense of such Claim and furnish the other parties with all non-privileged documents, instruments and information that the other parties shall reasonably request in connection therewith.

7. Guaranty. Concurrently with the execution of the Option Agreement and Construction Agreement, Parent shall execute a Payment and Performance Guaranty in the form attached hereto as Exhibit H (“Guaranty”).

8. Lennar Related Ventures; Program Transactions With Third Parties. On and after the Effective Date, Owner agrees, at Lennar’s request, to provide the Program to any residential home construction or real estate development company in the United States (x) in which Lennar or any affiliates has any amount of ownership interests or (y) with which Lennar or any affiliates has any contractual business relationship (each, a “Lennar Related Venture”); provided that (i) the Lennar Related Venture provides properties that meet the Program Criteria, (ii) the Lennar Related Venture agrees to substantially similar terms as set forth in the Program and the Program Documents; provided that (A) Lennar shall not be required to provide a “Guaranty” with respect to any such Program transaction with a Lennar Related Venture, nor shall any Lennar Related Venture be afforded the benefits applicable to Lennar with respect to a reduction of the “Applicable Rate” set forth in Section 5(a); (B) such Lennar Related Venture properties will not be added to any Lennar Party Pools; and (C) such Lennar Related Venture properties may not be pooled with other Lennar Parties’ projects, (iii) Manager (as hereinafter defined) in its reasonable discretion determines that the Lennar Related Venture has an acceptable risk profile with respect to its creditworthiness (taking into account any proposed guarantors) such that Owner can adequately mitigate the credit risks of entering into the proposed Program transaction with the applicable Lennar Related Venture, and (iv) the Owner Parties have sufficient capital to acquire the properties consistent with Section 4(c) hereto. If a Lennar Related Venture wishes to enter into a Program transaction with Owner on terms materially different to the Program and the Program Documents, Manager may, in its discretion (but is under no obligation to) accept any such Program transaction, the terms of which will be negotiated on a case by case basis between Manager and the applicable Lennar Related Venture. Notwithstanding anything to the contrary herein, if Owner enters into a Program transaction (or any other transaction) with any Lennar Related Ventures, such transactions shall be entered into by subsidiaries of MPHL if and only if Lennar, in its sole discretion, consents to the same in writing. In no event shall properties subject to Program transactions with any Person that is not Lennar or a Lennar Related Venture be held by MPHL or any subsidiaries of MPHL. For the avoidance of doubt, if Lennar permits certain Lennar Related Ventures to participate in the Program through MPHL or subsidiaries of MPHL, Lennar will not be required to provide a “Guaranty” with respect to any such transaction with a Lennar Related Venture nor will the Lennar Related Venture be entitled to a lower Applicable Rate in the event of an Applicable Rate Reduction Event.

9. Financing Matters; Use of Capital. Owner agrees on behalf of itself and the Owner Parties that without the prior written consent of Lennar in its sole discretion, no Owner Party shall enter into any third-party financing arrangement that would result in the collective debt to capital ratio of all of the Owner Parties exceeding 1:1.

10. Limitation on Damages; Waiver.

(a) Limitation of Damages. ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE OBLIGATIONS AND LIABILITIES OF LENNAR AND OWNER DO NOT CONSTITUTE THE OBLIGATIONS OF THE PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MEMBERS OR SHAREHOLDERS OF LENNAR AND OWNER OR THEIR RESPECTIVE CONSTITUENT SHAREHOLDERS, PARTNERS OR MEMBERS.

(b) Waiver. Excuse or waiver of the performance by the other Party (or their affiliates) of any obligation under this Agreement shall be effective only if evidenced by a written statement signed by the Party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Owner or Lennar of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

11. Representations, Warranties and Covenants of Owner. Owner hereby makes the following representations, warranties and covenants to the Lennar Parties as of the Effective Date, which along with any other representations and warranties of Owner included in this Agreement, shall be deemed to be re-made upon the inclusion of each Property into the Program:

(a) Authority. Owner Parties have the full right, power and authority to enter into this Agreement, acquire Properties, and sell and convey the Homesites to Lennar as provided in this Agreement and the Program Documents. Owner Parties will have throughout the term of this Agreement the full right, power and authority to carry out their respective obligations under this Agreement and the Program Documents. No additional approvals, authorizations or consents are required under Owner Parties’ formation documents for Owner Parties to enter into this Agreement and the Program Documents. This Agreement constitutes the legal, valid and binding obligation of Owner and is enforceable in accordance with its terms against Owner, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(b) Individual Authority. The person executing this Agreement and all documents related thereto on behalf of Owner Parties has and will have authority to do so.

(c) OFAC Representation. Each Owner Party is not a foreign person as such term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant to or thereunder. No Owner Party and none of their respective subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

12. Representations and Warranties of Lennar. Lennar hereby makes the following representations and warranties to Owner as of the Effective Date, which, along with any other representations and warranties of Lennar included in this Agreement, shall be deemed to be re-made upon the inclusion of each Property into the Program:

(a) Authority. Lennar has the full right, power and authority to enter into this Agreement. Subject to the Lennar Parties’ customary internal approval processes (including Green Folder Approval), the Lennar Parties have full right, power and authority to acquire Admitted Properties from the Owner Parties and the Lennar Parties will have throughout the term of this Agreement the full right, power and authority to carry out their respective obligations as provided in this Agreement and the Program Documents. No additional approvals, authorizations or consents are required under Lennar’s formation documents for Lennar to enter into this Agreement. This Agreement constitutes the legal, valid and binding obligation of Lennar and is enforceable in accordance with its terms against Lennar, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(b) Individual Authority. The persons executing this Agreement and all documents related thereto on behalf of the Lennar Parties have and will have authority to do so.

(c) OFAC Representation. Each Lennar Party is not a foreign person as such term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant to or thereunder. None of the Lennar Parties nor any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are the subject of any Sanctions, or located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

13. Commissions. Except as may be provided in any Program Documents, each Party represents and warrants to the other that it and its related affiliates and subsidiaries have not employed (or otherwise caused to be incurred any compensation or reimbursement obligation to) any broker or finder in connection with the transactions contemplated by this Agreement or any Option Agreement or any Purchase Agreement pertaining to a Balance Sheet Property. Each Party shall indemnify, defend and hold harmless the other from all liability and expense arising from any claim by any broker, agent or finder for commissions, finder’s fees or similar charges, because of any act of such Party.

14. Dispute Resolution.

(a) Jurisdiction. The parties hereto agree that the Federal Courts of the United States sitting in the Southern District of the State of Florida and the courts of the State of Florida sitting in Miami-Dade County (and any court to which an appeal therefrom may be taken) (“Courts”), for purposes of all legal proceedings arising out of or relating to this Agreement, shall have exclusive jurisdiction of all legal actions arising out of this Agreement. By executing this Agreement, the Parties submit to the jurisdiction of the Courts and agree that the venue for any action related to this Agreement shall be in Miami-Dade County, Florida. Any Party may file a complaint with the Courts, and in no other court.

(b) Ancillary Remedies. Other than the express limitations on remedies set forth in this Agreement (including without limitation Section (c) hereof), nothing set forth herein shall preclude a party from seeking any ancillary judicial remedies (including filing a lis pendens or seeking specific performance if and when permitted by the express terms of this Agreement) from a court of competent jurisdiction without a jury.

(c) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OWNER AND LENNAR EACH HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN LENNAR AND OWNER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY RELATIONSHIP BETWEEN LENNAR AND OWNER.

15. Miscellaneous.

(a) Notices. No notice, consent, approval or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by overnight courier, or sent by email transmission (with an additional copy the next business day pursuant to any other method herein), to:

Owner:	Millrose Properties, Inc. c/o Kennedy Lewis Land and Residential Advisors, LLC 225 Liberty Street, Suite 4210 New York, NY 10281 Attn: Anthony Pasqua Email: anthony.pasqua@klimllc.com

Lennar at:	U.S. HOME, LLC 5505 Waterford District Drive Miami, Florida 33126 Attn: Mr. Jonathan M. Jaffe and Mark Sustana, Esq. Email: jon.jaffe@lennar.com and mark.sustana@lennar.com

With copies to:	Deverich & Gillman LLP 20 Pacifica, Suite 320 Irvine, California 92618 Attention: Adam J. Gillman Email: agillman@dgllp.com or to such other addresses as any Party hereto may from time to time designate in writing and deliver in a like manner to the other Party and Escrow Agent. Notices, consents, approvals, and communications shall be deemed given and received upon the earlier of delivery to the respective addresses set forth above, if delivered personally or sent by overnight courier, or upon direct email transmission to the email addresses set forth above with receipt of such transmission prior to 6 P.M., California time.

(b) Interpretation. The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the Parties and, accordingly, shall not be construed for or against either Party regardless of which Party drafted this Agreement or any portion thereof.

(c) Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the personal representatives, heirs, successors and assigns of Owner and Lennar. Lennar and Owner shall not have the right to assign, pledge, hypothecate, or encumber their respective interest hereunder without the prior written consent of the other Party, and any such assignment without consent shall be void ab initio. Notwithstanding anything herein to the contrary, Lennar may assign its rights and obligations hereunder without Owner’s consent to any of the following (an “Internal Transferee”): (i) any other Lennar Party including, without limitation, any wholly-owned direct or indirect subsidiary of Lennar Corporation, or (ii) in connection with a merger, consolidation, reorganization, and/or sale of all or substantially all of any Lennar Parties’ assets provided that Lennar shall promptly notify Owner of any such assignment.

(d) No Partnership, Third Person. The Parties do not intend and nothing contained in this Agreement shall, create any partnership, joint venture or other arrangement between Owner and Lennar. In no event shall Lennar be deemed to be an agent or representative of Owner and in no event shall Owner be deemed to be an agent or representative of Lennar. Except as expressly stated otherwise herein, no term or provision of this Agreement is intended to (or shall) be for the benefit of any person, firm, corporation or other entity not a Party hereto (including, without limitation, any broker), and no such Party shall have any right or cause of action hereunder.

(e) Entire Agreement. The Recitals of this Agreement shall be deemed to be part of this Agreement for all purposes. This Agreement, including the Recitals, and the documents and instruments expressly contemplated herein to be executed in connection herewith, constitute the entire agreement between the parties pertaining to the subject matter hereof. All prior agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

(f) Incorporation of Exhibits. All exhibits and schedules attached to this Agreement are incorporated herein by this reference.

(g) Date of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a day that is not a business day, then the obligation shall be due and owing, and the time period shall expire, on the first business day thereafter. Business days shall mean all days except Saturdays, Sundays and legal holidays on which banks in New York and/or Florida are not open for business. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 5:00 p.m., California Time, on the day performance is due.

(h) Time of the Essence. Time is of the essence of this Agreement.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to conflict of laws principles.

(j) No Third-Party Beneficiary. Lennar’s covenants set forth in this Agreement are solely for the benefit of Owner and shall be enforceable by no other person or entity.

(k) Counterparts. This Agreement shall be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

(l) Further Cooperation. Owner and Lennar agree to cooperate in good faith to take such actions and execute and deliver any other additional documents and instruments as, in their mutual and reasonable opinions, are reasonably necessary in order to carry out the intent and purpose of this Agreement. If any consents or approvals by a Party hereto are reasonably requested, the Party whose consent or approval is sought shall not unreasonably withhold, condition or delay its consent or approval. The provisions of this Section shall survive the expiration of the Acquisition Period and/or the termination of this Agreement.

16. Conflict In Terms. In the event of any conflict between the terms of this Agreement and the terms of any Program Documents, the terms of the Program Documents shall be controlling.

17. Default; Notice and Cure. No Party shall be in default of (or breach under) this Agreement unless it fails to perform in any material respects any of its obligations hereunder and such failure continues for a period of at least thirty (30) days after the delivery of written notice thereof by the other Party.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

LENNAR:

U.S. HOME, LLC, a Delaware limited liability company

By:
Name:
Title:

OWNER:

MILLROSE PROPERTIES, INC., a Maryland corporation

By:
Name:
Title:

SCHEDULE 1

Additional Definitions and Agreement Terms

For purposes of this Agreement, the following additional definitions and provisions shall apply.

“Applicable Rate” means and refers to the fixed rate of eight and one-half percent (8.5%) per annum, calculated based upon a 360 day year.

“Additional Deposit” shall have the meaning set forth in the Option Agreement.

“Option Payment” is in an amount equal to five percent (5%) of the sum of (i) the acquisition price to be paid by the Owner Party for the Property (i.e., the Property Acquisition Cost set forth in the applicable Option Agreement), and (ii) the development costs reflected as the Contract Sum in the Construction Agreement.

“Pause Rate” means and refers to the fixed rate four and one quarter percent (4.25%) per annum, calculated based upon a 360 day year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

EXHIBIT A

LIST OF INITIAL PROPERTIES AND POOLS

EXHIBIT A

EXHIBIT B

FORM OF MASTER OPTION AGREEMENT

EXHIBIT B

EXHIBIT C

FORM OF MASTER CONSTRUCTION AGREEMENT

EXHIBIT C

EXHIBIT D

FORM OF MULTIPARTY CROSS AGREEMENT

EXHIBIT D

EXHIBIT E

CHANGE IN CONTROL PROVISIONS

Bulk Purchase of Homesites after Change in Control. Without limiting a Lennar Party’s Bulk Purchase rights set forth in the Option Agreement, the parties agree that if there is a Change of Control of Owner, Lennar shall have the right (the “Change in Control Bulk Purchase Option”) to accelerate the acquisition of all of the Homesites within a Property in one (1) bulk purchase of all those Homesites (a “Change in Control Bulk Purchase”). The Change in Control Bulk Purchase Option may be exercised by Lennar on behalf of the applicable Lennar Party within 60 days after Owner notifies Lennar, or Lennar notifies Owner, that there has been a Change of Control of Owner, MPHL, or of a Person that controls Owner or MPHL. The closing for a Change in Control Bulk Purchase with shall be completed within 90 days after the Lennar Party’s exercise of the Change in Control Bulk Purchase Option with respect to the applicable Property and otherwise in accordance with the provision of the applicable Option Agreements; provided, however that at the closing of such Change in Control Bulk Purchase, Lennar shall pay to Owner, as the exercise price of the Change in Control Bulk Purchase Option, eighty percent (80%) of the total Invested Capital (as defined in the Option Agreement) for the applicable Homesites.

The Lennar Parties, in their sole discretion, may exercise the Change in Control Bulk Purchase Option with respect all of the Properties or only some of such Properties. If a Lennar Party is completing a Change in Control Bulk Purchase, then notwithstanding anything to the contrary in any Multiparty Cross Agreement, Option Agreement or any other agreement, the Lennar Parties shall not be required to “Bulk Purchase” any other Properties within the same Pool, it being acknowledged and agreed that in such event the Lennar Parties’ ability to consummate a Change in Control Bulk Purchase is not contingent upon the Lennar Parties consummating the Bulk Purchase of any other Property.

For purposes of the above provisions, the definitions and provisions below shall apply.

1. “Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 14(d) and 13(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Stuart A. Miller or members of his immediate family, or entities controlled and at least 75% owned by Stuart A. Miller or members of his immediate family, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether

Exhibit E - 1

such right is exercisable immediately or only after the passage of time or the payment of money or other consideration (such right, an “option right”)), directly or indirectly, of twenty percent (20%) or more in voting power of the Equity Interests of Owner or MPHL (each a “REIT Party” collectively, the “REIT Parties”) entitled to vote for members of the board of directors or equivalent governing body of any REIT Party (for each REIT Party, the “REIT Board”) on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option or other right); or

(b) at any time less than two-thirds of the members of any REIT Board are individuals (i) who were elected by the stockholders at the most recent annual meeting of stockholders, (ii) whose election or nomination to the REIT Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a two-thirds of the REIT Board or (iii) whose election or nomination to the REIT Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least two-thirds of the REIT Board; or

(c) any Person or two or more Persons shall have entered into a contract, arrangement or understanding that will result in its or their having the power to exercise, directly or indirectly, voting control over Equity Interests of any REIT Party entitled to vote for members of the REIT Board (and taking into account all such Equity Interests that such Person or Persons have the right to acquire pursuant to any option or other right) representing twenty percent (20%) or more of the combined voting power of all the Equity Interests of a REIT Party; or

(d) any “change in control” of any REIT Party as defined in any Organizational Document of such REIT Party or any document governing material indebtedness of any REIT Party or any other direct or indirect subsidiary of a REIT Party; or

(e) Owner fails at any time to own, directly or indirectly, 100% of the Equity Interests of each of MPHL and each Property Subsidiary free and clear of all Liens (other than liens securing the Loan Documents).

(f) Kennedy Lewis Land and Residential Advisors LLC (“Manager”) assigns that certain Management Agreement, dated as of [__], by and between Owner and Manager the (“Management Agreement”), in violation of Section 24 thereof or Owner consents to Manager’s assignment of the Management Agreement.

(g) If at any time any party other than Kennedy Lewis Land and Residential Advisors LLC, or another company directly or indirectly wholly owned by Kennedy Lewis Investment Management LLC, is the Manager of Owner.

Exhibit E - 2

(h) If any of David K. Chene or Darren L. Richman (i) cease to exercise control over the management or the decision-making process at Manager, (ii) cease to exercise Control over the management of Owner, or (iii) if anybody transfers any Equity interest of Manager, directly or indirectly, to a company engaged primarily in the building of single family homes in the United States, a company engaged primarily in acquiring land and/or developing homesites in the United States, or any affiliate of the foregoing described companies.

(i) If at any time any Equity Interest in Manager is owned, directly or indirectly, by a company engaged primarily in the building of single family homes in the United States, a company engaged primarily in acquiring land and/or developing homesites in the United States, or any affiliate of the foregoing described companies.

1.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

2.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

3.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

4.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

5.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

Exhibit E - 3

EXHIBIT F

FORM FEE BUILDER AGREEMENT

EXHIBIT F

EXHIBIT G

PROGRAM CRITERIA

Owner and the Owner Parties shall acquire all Initial Properties. The requirement below shall apply to the admission of future Proposed Projects.

General Requirements:

•

Owner and the Owner Parties shall not be required to acquire a Proposed Project if as a result of such acquisition Owner would fail to qualify as a “real estate investment trust” for U.S. federal income tax purposes.

•

Owner and the Owner Parties shall not be required to acquire a Proposed Project if as a result of such acquisition Owner would be required to register as an investment company under the Investment Company Act.

•

Unless otherwise approved in Owner’s sole discretion, Owner and the Owner Parties shall not be required to acquire a Proposed Project if, after such acquisition, more than 40% of the Owner Parties’ total committed capital investment for all Admitted Properties (i.e., the sum of all total land and development costs for all Admitted Properties) would be concentrated in a single State.

Requirements Applicable to Proposed Projects:

•

All material discretionary approvals for the Proposed Project shall have been obtained such that any remaining discretionary approvals do not create material additional risk to the projected development schedule. For purposes of the foregoing, discretionary approval shall not include matters (such as approval of final plats/maps and plan processing) that are ministerial in nature.

•

The Proposed Project shall be free of monetary liens/encumbrances (other than customary taxes, liens, and similar matter); provided, however that the following shall be permitted: (a) liens or encumbrances securing deferred payments which are payable in connection with the sale of a completed homes (e.g., profit or price participation); (b) liens and/or encumbrances related to existing or future financing districts, community associations, or other similar entities; and (c) liens and/or encumbrances customary created in connection with the development of residential developments.

•

The Proposed Project shall be free of transfer restrictions that would: (a) prevent transfers to and from the applicable Owner Party and the applicable Lennar Party; (b) would impose a material transfer cost which the Lennar Parties, in their sole discretion, have not agreed to pay or reimburse; and/or (c) prevent or unreasonably restrict transfers from the applicable Owner Party to a third party replacement homebuilder.

Exhibit G - 1

•

The Proposed Project’s primary planned use shall be Homesites for single-family detached and/or attached homes. The parties acknowledge that Proposed Projects may include condominiums and/or components with ancillary non-residential uses, such as parcels designated for commercial, retail or public uses. The Proposed Project shall be a Target Project provided such non-residential uses do not impose material additional risks to the projected development schedule.

•	The Proposed Project shall not be subject to existing or pending building or development moratoriums on building.

•

The Lennar Parties shall have obtained a Phase I Environmental Site Assessment dated as of within 180 days of the proposed closing for the Proposed Project that does not identify any material recognized environmental conditions that will not be resolved in an existing or proposed remediation plan (“RECs”); provided, however, that if such assessment identifies one or more unresolved RECs, the Lennar Parties shall have the right (but not the obligation) to submit a Phase II Environmental Site Assessment and/or a proposed remediation plan for such Proposed Project and Owner may elect, in its reasonable discretion, to accept or reject the Lennar Parties’ proposed resolution of the RECs. Owner and the applicable Lennar Parties shall meet and confer in good faith concerning such proposed resolution. Should Owner reject the Lennar Parties’ proposed resolution, it may reject the Proposed Project.

•	The applicable Owner Party and applicable Lennar Party have mutually approved a takedown schedule for all Homesites in the Proposed Project which will be incorporated into the Project Addendum.

•

The applicable Project Addendum for the Proposed Project provides for the construction of Finished Homesites (as defined in the Construction Agreement) with the applicable Lennar Party responsible for Finished Homesite costs in excess of the applicable Contract Sum.

Exhibit G - 2

EXHIBIT H

FORM OF GUARANTY

EXHIBIT H